Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

LEGEND INTERNATIONAL HOLDINGS, INC.

(Under section 242 of the General Corporation Law)

Legend International Holdings, Inc., a corporation organized and existing under the General Corporations Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST:   The name of the Corporation is Legend International Holdings, Inc.

SECOND:   The Certificate of Incorporation is hereby amended by striking out Article “FOURTH” thereof and by substituting in lieu of said Article the following provisions:

“FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is 420,000,000, consisting of 400,000,000 shares of Common Stock having a par value of $.001 per shares and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.”

THIRD:   The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 211 and 242 of the General Corporations Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 2nd day of August, 2011.

/s/ Peter J. Lee
Peter J. Lee, Secretary

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